EXHIBIT 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into as of January 1, 2016, by and among Tiptree Asset Management Company, LLC, a Delaware limited liability company (“Employer”), and Julia Wyatt, an individual (“Executive”).

ARTICLE 1
RECITALS

WHEREAS, Employer is a subsidiary of Tiptree Operating Company, LLC, (“Operating Company”);

WHEREAS, Tiptree Financial Inc. (“Tiptree”) is the managing member of Operating Company;

WHEREAS, the Company desires to employ the Executive under the terms and conditions specified herein, and the Executive is willing to be so employed by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE 2
DEFINITIONS

2.1    For the purposes of this Executive Employment Agreement, the following terms have the meanings specified or referred to in this Article 2.

(a)    “Agreement” – this Executive Employment Agreement, including any and all exhibits and schedules hereto, as may be amended from time to time with the written agreement of all parties hereto

(b)    “Basic Compensation” – all compensation and benefits as described in Section 4.1 below

(c)    “Board of Directors” – the Board of Directors of Tiptree.

(d)    “Committee” – a committee consisting of any or all members of the Board of Directors, as well as any others deemed appropriate by the Board of Directors

(e)    “Company” – Employer and all of its parent, subsidiary, and affiliated entities, including Tiptree Financial Partners, L.P, Tiptree, Operating Company and any of their respective affiliates.

(f)    “Competitive Business” – (i) an asset management business (other than Tricadia Holdings, L.P.) of similar size and scope as Tiptree (a “Tiptree Competitor”); provided that an asset management business shall be excluded from the definition of Tiptree Competitor if (A) the average assets under management of that business over the three (3) years prior to the Date of Termination is equal to or exceeds the greater of (x) $5.0 billion and (y) 120% of the assets under management of, and assets owned by, Tiptree on the Date of Termination and (B) that such entity has reported EBITDA (or other similar measure) equal to or exceeding 120% of Adjusted EBITDA as publicly reported by Tiptree in each case as most recently reported prior to the Date of Termination or (ii) a business of similar size and scope as, and providing similar products or services to, any Tiptree subsidiary, including, if applicable, an asset management subsidiary, which represents more than 20% of the Adjusted EBITDA as publicly reported by Tiptree, but only if such subsidiary is not being treated as a discontinued operation under GAAP or in the process of being sold or otherwise wound down as of the Date of Termination (a “Material Subsidiary Competitor”); provided, however, that the foregoing shall not prohibit Executive from (i) after the Employment Period, performing services for an entity that is engaged in a Competitive Business, so long as Executive is not providing services in a material way for that part of the business that is engaged a Competitive Business and that part of the business that constitutes a Competitive Business does not represent 20% or more of the earnings of such entity; or (ii) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation or other business entity which is publicly traded.

(g)    “Confidential Information” – includes any and all data and information of, or relating to, the business or affairs of the Company, its affiliates, and/or the directors, officers, employees, investors, customers, or clients of all of them, as addressed in Article 6 below, including, without limitation, the following (whether written or unwritten): trade secrets, inventions, proposals, product development, marketing, risk management, business and trading strategies, projections, strategic planning, licensing arrangements, customers, clients, investors, financial information, information pertaining to the Company’s marketing techniques, business plans, methods of doing business, operations, customer and vendor identifies and agreements, any and all customer/client lists, prospective customer/client lists, any information relating to Company employees, and any other information not generally known among the public in general and the Company’s competitors in the financial services and real estate holding company industry

(h)    “Effective Date” – January 1, 2016.

(i)    “Employer” – Tiptree Asset Management Company, LLC

(j)	“Employment Period” – the period during which Executive is employed by Employer and ending on the Date of Termination (as defined in Section 5.1 below)

(k)    “Incentive Compensation” – all compensation as described in Section 4.2 below

(l)    “Intellectual Property” – any trademarks, copyrights, patents now or hereafter owned, and trade secrets, including, but not limited to, formulas, compilations, programs, devices, methods, techniques, processes, designs, strategies, concepts, algorithms, models, databases, software, systems, technical know-how, operating instructions or marketing plans of the Company

(m)    “Start Date” – the date of the outset of Executive’s employment hereunder

ARTICLE 3
EMPLOYMENT TERMS AND DUTIES

3.1    Employment.

(a)    Employer hereby employs Executive, and Executive hereby accepts employment by Employer, in the position of Chief Operating Officer of Tiptree, upon the terms and conditions set forth in this Agreement.

(b)    Executive shall be based at Employer’s principal headquarters located in New York, New York.

(c)    Executive shall report to the Chief Executive Officer.

3.2    Term. There shall be no definite term of employment. Nothing specified herein shall be construed to alter the at-will nature of the employment, and thus, Executive or Employer may terminate Executive’s employment at any time and for any reason or for no reason. Termination by Employer shall require the approval of the Board of Directors with Executive abstaining if she is a member of the Board of Directors at such time. Executive shall be entitled to Termination Pay in the event of certain terminations described in Article 5 hereunder.

3.3    Duties.

(a)    Executive shall perform services in a managerial capacity in a manner consistent with the Executive’s position as Chief Operating Officer, subject to the general supervision of Tiptree’s Chief Executive Officer.

(b)    Executive shall have such other duties and responsibilities consistent with her position as may be assigned or delegated to her by (i) the Chief Executive Officer of Tiptree or Operating Company may, in its sole discretion, identify and/or (ii) the Board of Directors.

(d)    Executive shall (i) devote substantially all of her business time, attention, skill, and energy to the business of the Company and to the performance of her duties hereunder; (ii) use her best efforts to promote the success of the Company’s business; (iii) be employed full-time with Employer exclusively; and (iv) cooperate with the reasonable and lawful directives of the Board of Directors and the Chief Executive Officer in the advancement of the best interests of the Company.

(e)    Executive shall not engage in any other activity that conflicts with her duties hereunder, provided, however, that Executive may engage in the activities listed on Exhibit A hereto, which Employer has approved as activities which do not materially interfere with or materially conflict with the performance of Executive’s duties hereunder. If at any time during Executive’s employment, she wishes to undertake any additional similar activities (including, without limitation, not-for-profit activities such as serving on corporate, civic, or charitable boards or committees), Executive must receive prior written approval from the Chief Executive Officer, and such activities must be added to Exhibit A. Executive understands and agrees, however, that at any time during her employment hereunder, Employer may, in its discretion, require that Executive remove herself from any activity listed on Exhibit A if Employer deems that Executive’s participation in such activity interferes in any way with her ability to perform her duties for the Company.

(f)    Executive shall not cause the Company to enter into any contract binding the Company to any monetary obligation in excess of $10,000 or significant non-monetary obligation without the express written approval of the Chief Executive Officer (which approval may be by e-mail).

(g)    Executive represents and warrants that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not: (A) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (B) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

ARTICLE 4
COMPENSATION

4.1    Basic Compensation. Executive shall be entitled to the following basic compensation (the “Basic Compensation”):

(a)    Salary. Executive shall be paid a minimum annual base salary of Three Hundred Thousand Dollars ($300,000.00), less applicable payroll and tax deductions and subject to adjustment as provided below (the “Base Salary”), which will be payable in equal periodic installments according to Employer’s customary payroll practices, but no less frequently than monthly. To the extent Executive’s employment commences or terminates on a date other than the 1st or the 15th of the relevant month, Executive’s Base Salary for such period shall be prorated for the days worked in such period. The Base Salary shall be reviewed by the Board of Directors or a Committee no less frequently than annually, and any increase of the Base Salary shall be made in the sole discretion of the Board of Directors or a duly authorized Committee thereof.

(b)    Benefits. Executive may, during the Employment Period, participate in such pension, profit sharing, bonus, retirement, incentives, life insurance, hospitalization, health and welfare, medical, major medical, disability, and all other employee benefit plans, programs, and arrangements maintained by Employer in which employees of Employer may participate as in effect from time to time, to the extent Executive is eligible under the terms of those plans and pursuant to such policies as Employer may prescribe from time to time (collectively, the “Benefits”).

4.2    Incentive Compensation. Executive shall be entitled to the following incentive compensation (the “Incentive Compensation”):

(a)Annual Cash Bonus. For the fiscal year ended December 31, 2016, Executive shall be eligible to receive a discretionary bonus in an amount determined by the Compensation, Nominating and Governance Committee of Tiptree’s Board of Directors (“CNG”). Subject to this Section 4.2(a) and Article 5, in connection with each calendar year during which Executive is employed hereunder on December 31, Executive shall be eligible to receive an annual cash bonus in an amount determined by the CNG based on the Company’s achievement of specific annual corporate performance objectives. Performance based compensation will be conditional upon, and in relationship to, Tiptree achieving its own performance objectives with regard to growth and profitability. Subject to the provisions of Article 5 below regarding Termination Pay, to be eligible to receive the annual cash bonus for any performance period, Executive must otherwise be actively employed with Employer for the entirety of that performance period as well as at the time that the bonus is paid. All such cash bonuses shall be paid within thirty (30) days following the completion of Tiptree accounting for the applicable year.

(b)    Other Incentives. Executive shall be eligible to participate in any stock option, restricted stock, equity compensation, or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan in effect from time to time. Executive’s participation in such plan shall be determined by Tiptree’s Board of Directors or a Committee in its sole discretion.

4.3    Expense Reimbursement. The Company shall pay or reimburse Executive for all ordinary and necessary business expenses incurred by her in the course of performing her duties under this Agreement, consistent with the Company’s policy for payment and reimbursement of executive employees’ expenses and according to such guidelines as may be adopted from time to time. Any reimbursements under this paragraph shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

ARTICLE 5
TERMINATION

5.1    Events of Termination. The Employment Period, the Basic Compensation under Section 4.1 above, the Incentive Compensation under Section 4.2 above, and any and all other rights of Executive under this Agreement or otherwise as an employee of Employer shall terminate (except as otherwise provided in this Article 5):

(a)	upon the death of Executive;

(b)    upon the Disability of Executive (as defined in Section 5.2) immediately upon notice from either party to the other;

(c)	upon termination of Executive's employment for any reason; or

(d)	upon resignation of Executive for any reason.

The date the Employment Period ends under this Agreement in accordance with the provisions of this Article 5 is hereinafter referred to as the “Date of Termination.”

5.2    Definition of Disability. For purposes of termination under this Article 5, “Disability” means a physical or mental illness or injury suffered by Executive, (a) which causes Executive to be unable to, or to have failed to, perform the material and essential functions and responsibilities of her position as set forth in this Agreement for more than ninety (90) days in any period of twelve (12) consecutive months; or (b) with respect to which a physician selected by Employer, and reasonably acceptable to Executive or her representative or guardian, advises Employer that Executive’s physical or mental condition will render Executive unable to perform Executive’s services required hereunder for more than ninety (90) days in any period of twelve (12) consecutive months. Executive agrees that should she be unable to perform, or be deemed unable to perform, the material and essential functions and responsibilities of her position as set forth in this Agreement for more than thirty (30) consecutive days, Employer may designate another person to act as interim Chief Operating Officer of Tiptree until Executive is able to return to work, unless Executive meets the definition of “Disability” as set forth in the first sentence of this Section 5.2, in which case the Employment Period, the Basic Compensation under Section 4.1, the Incentive Compensation under Section 4.2, and any and all other rights of Executive under this Agreement or otherwise as an employee of Employer or as a director on the Board of Directors shall terminate immediately upon notice from either party to the other. Nothing herein shall be deemed to waive any legal requirement to reasonably accommodate a disability under applicable law.

5.3    Definition of for “Cause”. For purposes of this Agreement, the phrase for “Cause” shall mean only the occurrence of any of the following events or actions:

(a)    Executive’s indictment for, conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law; or

(b)    Executive’s violation of Employer’s policies and procedures (to the extent such policies or procedures are not inconsistent with applicable law), which has a materially adverse effect on the business or reputation of the Company, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or

(c)    fraudulent conduct by Executive in connection with the business affairs of the Company; or

(d)    theft, embezzlement, or criminal misappropriation of Company funds by Executive; or

(e)    Executive’s refusal to materially perform her Executive duties hereunder, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or

(f)    Executive’s misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of Employer, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or

(g)    Executive’s material breach of any provision or obligation under this Agreement, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same.

(h)    if Employer or any of its affiliates is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Executive is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser or has been the subject of any legal or disciplinary event that must be disclosed in Item 9 of Part 2A of the registrant’s Form ADV or is an ineligible person under Section 9 of the Investment Company Act of 1940, as amended.

5.4    Termination Pay. Effective upon the Date of Termination, Employer will be obligated to pay Executive (or, in the event of her death, her designated beneficiary as defined below) only such compensation as provided for in this Section 5.4, and in lieu of all other amounts and in settlement and complete release of all claims Executive may have against Employer, other than with respect to any rights to be indemnified. For purposes of this Section 5.4, Executive’s designated beneficiary will be such individual beneficiary or trust as Executive may designate from time to time by written notice that is provided to Employer prior to the death of Executive. If Executive fails to give written notice to Employer of such a beneficiary, the beneficiary shall be Executive’s estate. Notwithstanding the preceding sentence, Employer shall have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)    Termination by Mutual Agreement, by Employer for Cause, or Due to the Death or Disability of Executive. Upon termination of Executive’s employment with Employer by mutual agreement, by Employer for Cause, or due to the death or Disability of Executive, Employer shall provide Executive the following payments and benefits: (i) her earned but unpaid Base Salary up through the Date of Termination; (ii) any unreimbursed business expenses properly and reasonably incurred prior to the Date of Termination (so long as the applicable documentation reflecting such business expenses is submitted by Executive to Employer within ten (10) business days after the Date of Termination); and (iii) any rights or benefits to which Executive is entitled under the terms of any employee benefit plan, program, or arrangement (subject to any contrary terms of the plan regarding the timing of payments or reimbursements). Clauses (i) through (iii) of this Section 5.4 are referred to collectively as the “Accrued Amounts.”

(b)    Termination by Employer without Cause. If Employer terminates Executive’s employment under this Agreement without Cause, Executive shall be entitled to receive:

(i)	the Accrued Amounts; and

(ii)     her earned but unpaid Incentive Compensation with respect to any performance period that ends in the calendar year preceding the calendar year in which the Date of Termination occurs, in accordance with Section 4.2(a) of this Agreement.

Provided, however, that any payments under this Section 5.4 shall be made only if Executive (1) signs, and does not revoke, if applicable, a confidential separation agreement and release of claims (the “Separation Agreement”) in a form satisfactory to the Company within 60 days of the Date of Termination; and (2) complies with the restrictions set forth in Articles 6 and 7 of this Agreement. For avoidance of doubt, if Executive violates any of the restrictions set forth in Articles 6 and 7 of this Agreement, no additional severance payments shall be made, and Executive shall also be required to repay to Employer any severance payments that have been paid up to the point of the breach or threatened breach. Furthermore, it is expressly understood that any Separation Agreement signed by Executive shall not release Executive from her obligations under Articles 6 and 7 hereunder, which survive termination of this Agreement.

5.5    Notice and Board Resignations. If Executive terminates her employment hereunder, notwithstanding the at-will nature of Executive’s employment hereunder, Executive shall provide Employer with sixty (60) days’ written notice of her intention to terminate her employment with Employer. During any such period of required notice, Executive will continue to be an employee and will continue to be entitled to receive Basic Compensation for the period of time that she actually performs her duties pursuant to this Agreement. Executive’s fiduciary duties and other obligations as an employee of Employer will continue, and Executive will cooperate in the transition of her responsibilities. Employer shall, however, have the right, in its sole discretion, to direct that Executive no longer come in to work or to shorten the notice period. If Employer shortens the required notice period Executive has provided, Employer reserves the right, in its sole discretion, to not pay Executive for any remaining period of notice. Executive’s eligibility to participate in any incentive compensation plan during any period of notice shall be determined by the terms and conditions set forth in the applicable plan. If Executive’s employment with Employer is terminated for any reason (other than due to her death), she agrees to resign immediately from the Board of Directors and the boards of directors of any subsidiaries or affiliated entities of the Company, as applicable, and provide corresponding letters of resignation.

5.6    IRC Section 409A Compliance. To the extent required for compliance with IRC Section 409A, for all purposes of this Agreement, the term “Date of Termination” shall mean “separation from service” within the meaning of IRC Section 409A and the Treasury Regulations thereunder.

5.7    Tax Matters.

(a)    For purposes of this Agreement, all references herein to the “IRC” are references to the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the IRC includes all rulings, regulations, notices, announcements, decisions, orders, and other pronouncements that are issued by the United States Department of the

Treasury, the Internal Revenue Service, or the precedents of, or applicable to, a court of competent jurisdiction authorized by this Agreement to determine issues arising under this Agreement that are lawful and pertinent to the interpretation, application, or effectiveness of such section.

(b)    Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(c)    Section 409A.

(i)    Full Compliance. It is the intent of the parties that all compensation and benefits payable or provided to Executive (whether under this Agreement or otherwise) shall fully comply with, or be exempt from, the requirements of IRC Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with the foregoing. Employer and Executive agree that they shall cooperate in good faith so that Executive does not incur any tax (including interest and/or penalties) under IRC Section 409A.

(ii)    Separate Payments. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate payment and not as a series of payments. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii)    Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee” (determined in accordance with IRC Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Date of Termination, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (A) constitutes a “deferral of compensation” within the meaning of IRC Section 409A (“Nonqualified Deferred Compensation”) and (B) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Executive to additional tax, interest, and/or penalties under IRC Section 409A, then any such payment, benefit, or entitlement that is payable during the first six (6) months following the Date of Termination shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (1) Executive’s death or (2) the first business day of the seventh (7th) calendar month immediately following the month in which the Date of Termination occurs.

(iv)    Expense Reimbursements. Notwithstanding anything contained in this Agreement to the contrary, (A) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in IRC Section 409A) to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Executive in any other calendar year, (B) the reimbursements for expenses for which Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (C) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(v)    Reimbursement of Expenses in Connection with a Separation from Service. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit paid or provided under this Agreement or otherwise paid or provided due to a “separation from service” (as such term is described and used in IRC Section 409A and the Treasury Regulations promulgated thereunder) that is exempt from IRC Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the separation from service occurs; provided, however that Employer reimburses such expenses no later than the last day of the third taxable year following the taxable year of Executive in which the separation from service occurs.

ARTICLE 6
NONDISCLOSURE COVENANT; INTELLECTUAL PROPERTY

6.1    Acknowledgement by Executive. Executive acknowledges that (a) during the Employment Period and as a part of her employment, Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, the Company desires to obtain exclusive ownership of all Intellectual Property developed or conceived by Executive during the Employment Period, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of such Intellectual Property; and (d) the provisions of this Article 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all Intellectual Property developed or conceived by Executive during the Employment Period.

6.2    Agreements of Executive. In consideration of this Agreement, Executive covenants as follows:

(a)    Confidentiality.

(i)    During and following the Employment Period, Executive shall hold in confidence and shall not, directly or indirectly, communicate, divulge, or disclose to any person (other than in the regular course of the Company’s business) or use for Executive’s or any other person’s benefit, except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement, Confidential Information of the Company. Nothing contained in this Agreement or elsewhere shall be construed as an express or implied limitation on Executive’s right to notify any governmental agency or self-regulatory authority of a perceived violation of any law, rule or regulation.

(ii)    Any trade secrets of the Company shall be entitled to all of the protections and benefits under any applicable law. If any information that the Company deems to be a trade secret is found by a court or tribunal of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information shall, nevertheless, be considered Confidential Information for purposes of this Agreement. Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

(iii)    None of the foregoing obligations and restrictions regarding Confidential Information applies to the disclosure and/or use of Confidential Information:

(A)    that which may be required or necessary in connection with the good faith performance of Executive’s work as an employee of Employer;

(B)    subject to Section 6.3, when Executive is required to divulge such Confidential Information by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body (including a Committee thereof) with jurisdiction to order her to divulge, disclose, or make accessible such information;

(C)    when otherwise Confidential Information becomes generally known to the public or trade without Executive’s violation of this Section 6.2(a);

(D)    when Executive divulges Confidential Information to her spouse, attorney, and/or her personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax planning (each an “Exempt Person”), so long as each such Exempt Person agrees not to disclose or use any trade secrets or proprietary or Confidential Information of the Company.

(iv)    Executive recognizes that, as between the Company and Executive, any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”), whether or not developed by Executive, are the exclusive property of the Company. Upon termination of Executive’s employment under this Agreement by either party, or upon the reasonable request of Employer during the

Employment Period, Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)    Intellectual Property. All Intellectual Property shall belong exclusively to the Company. Executive acknowledges that all of Executive’s Company-related writing, works of authorship, and other Intellectual Property are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Executive hereby assigns to the Company all of Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Intellectual Property. Executive covenants that she shall promptly:

(i)	disclose to the Company in writing any Intellectual Property;

(ii)    assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of Executive’s right to the Intellectual Property for the United States and all foreign jurisdictions;

(iii)    execute and deliver to the Company such applications, assignments, and other documents as the Company may reasonably request in order to apply for and obtain patents or other registrations with respect to any Intellectual Property in the United States and any foreign jurisdictions;

(iv)    sign all other papers necessary to carry out the above obligations; and

(v)    give testimony and render any other assistance in support of the Company’s rights to any Intellectual Property.

6.3    Confidentiality Despite Disputes or Controversies. Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication shall be maintained in secrecy and shall be available for inspection by the Company, Executive, and their respective attorneys and experts, who shall agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

ARTICLE 7
NON-INTERFERENCE

7.1    Acknowledgements by Executive. Executive acknowledges that: (a) the services to be performed by her under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States or elsewhere in the world; and (c) the provisions of this Article 7 are reasonable and necessary to protect the Company’s business.

7.2    Covenants of Executive. In consideration of this Agreement, Executive covenants that she shall not, directly or indirectly, engage in any of the following activities:

(a)    Non-Competition. During the Employment Period, and for a period of one (1) year following the termination of Executive’s employment with Employer for any reason (the “Non-Competition Period”), Executive shall not engage in, participate in, carry on, own, or manage, directly or indirectly, either for herself or as a partner, stockholder, officer, director, employee, agent, independent contractor, representative, co-venturer, or consultant (whether compensated or not) of/with any person, partnership, corporation, or other enterprise that is a Competitive Business.

(b)    Non-Solicitation of Clients. Whether on Executive’s own behalf or on behalf of any other person or entity, Executive shall not, during the Employment Period, and for a period of one (1) year following the termination of Executive’s employment with Employer for any reason, directly or indirectly solicit, service, or interfere with clients of, or investors in, the Company or the Company’s products or managed entities, or attempt to cause or influence any such person or entity to reduce the level of business it does with the Company, whether or not Executive had personal contact with such person or entity during and by reason of Executive’s employment with Employer.

(c)    Non-Solicitation of Investors. Whether on Executive’s own behalf or on behalf of any other person or entity, Executive shall not, during the Employment Period, and for a period of one (1) year following the termination of Executive’s employment with Employer for any reason, directly or indirectly, solicit or interfere with investors in the Company to influence any investor to reduce the level of business it does with the Company, whether or not Executive had personal contact with such investor by reason of Executive’s employment with Employer.

(d)    Non-Solicitation of Employees. Whether on Executive’s own behalf or on behalf of any other person or entity, Executive shall not, at any time during the Employment Period and for a period of one (1) year thereafter (the “Non-Solicit Period”), directly or indirectly solicit, hire, recruit, encourage, induce, or attempt to induce any employee of the Company to terminate her employment with the Company, or otherwise directly or indirectly employ or engage such person as an employee, independent contractor, consultant, or otherwise.; provided, however that this shall not restrict general soliciting activity not specifically targeted at the Company (including the placement of general advertisements or the engagement of search firms that are not instructed to target the Company).

(e)    Nondisparagement. The Executive agrees that she will not, during the duration of the Term and at any time thereafter, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning any of the Company, its subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.

(f)    If any covenant in this Section 7.2 is held to be unreasonable or otherwise unenforceable, that should not affect the remainder of such covenants, which shall be given full effect. If any of the covenants, or any part thereof, in this Section 7.2 are held to be unenforceable due to the scope, duration, or geographic area set forth therein, the parties agree that the court or tribunal of competent jurisdiction as set forth in Section 8.1 shall determine the scope, duration and/or geographic area that is reasonable, and such covenant, in that modified form, shall be effective, binding, and enforceable against Executive.

(g)    Executive shall, while the covenant under this Section 7.2 is in effect, give notice to Employer, promptly upon accepting any other offer of employment, of the identity of Executive’s prospective employer. Employer may notify such employer that Executive is bound by this Agreement and, at Employer’s election, furnish such employer with a copy of this Agreement or portions thereof.

ARTICLE 8
GENERAL PROVISIONS

8.1    Injunctive Relief, Jurisdiction, Additional Remedy. Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including, but not limited to, any provision of Articles 6 and 7) would cause irreparable harm to the Company and that an award of monetary damages to the Company for such a breach would be, in and of itself, an inadequate remedy. Consequently, Executive agrees that the Company shall be entitled to, in addition to any other rights it may have, (a) seek an injunction and/or specific performance, as well as to pursue any other legal or equitable remedy necessary in order to compel compliance, before a court or tribunal of competent jurisdiction, as necessary or appropriate, (b) restrain any breach or threatened breach, or (c) otherwise specifically enforce any provision of this Agreement, and the Company shall not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Article 8 or any other remedies of the Company, if Executive breaches any of the provisions of Articles 6 or 7, Employer shall have the right to both cease making any payments otherwise due to Executive under this Agreement, and to recoup certain payments and benefits, as may be set forth in this Agreement.

8.2    Covenants of Articles 6 and 7 Are Essential and Independent Covenants.

(a)    The covenants by Executive in Articles 6 and 7 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Employer would not have entered into this Agreement or employed or continued the employment of

Executive. Employer and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

(b)    Executive’s covenants in Articles 6 and 7 are independent covenants, and the existence of any claim by Executive against Employer under this Agreement or otherwise shall not excuse Executive’s breach of any covenants in Article 6 and 7.

(c)    If Executive’s employment hereunder is terminated, this Agreement shall continue in full force and effect as is necessary or appropriate to enforce the obligations of Executive in Articles 6 and 7.

8.3    Obligations Contingent on Performance. The obligations of Employer hereunder, including its obligation to make any payment and/or provide any benefits provided for herein, are contingent upon Executive’s performance of Executive’s obligations hereunder.

8.4    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.5    Regulatory Issues. Employer or one or more of its affiliated entities are or will be registered as an investment adviser with the Securities Exchange Commission, as well as a public company registered with the Securities and Exchange Act that files periodic reports pursuant to the Exchange Act. As an employee of Employer, Executive acknowledges that Executive will be subject to a the Company’s lawful rules, practices and policies applicable to the Company’s senior executive employees, including but not limited to the Tiptree Financial Inc. Code of Business Conduct and Ethics, Code of Ethical Conduct and Securities Trading Policy, copies of which have been provided to Executive. Executive must execute acknowledgement of and abide by the Tiptree Financial Inc. Code of Business Conduct and Ethics, Code of Ethical Conduct and Securities Trading Policy and the restrictions and other information contained therein. Executive acknowledges that Executive is also required to be familiar with, and abide by, specific policies and procedures set forth in the Company’s compliance manual(s). A copy of each such policy and procedure governing Executive’s employment responsibilities in these areas will be provided to Executive or made available for Executive’s review. In addition, Executive shall be responsible for obtaining and keeping current any and all licenses reasonably deemed necessary by the Company for the conduct of Executive’s employment with Employer. Executive hereby represents that there are no outstanding, pending, or threatened legal or regulatory actions against Executive other than those described on Exhibit B attached hereto. Executive also represents that Executive has no relatives that work in the securities industry (except as disclosed on Exhibit B hereto). Please note that if Executive has a pecuniary or other beneficial interest with any other third party that is employed in the securities industry, Executive should include their name and relevant information in this schedule (e.g., nature of relationship, etc). The Company’s policy is that no employee may conduct securities transactions on behalf of client accounts with brokers who are related to the employee, but under certain circumstances may trade with the firm at which the relative or third party is employed. “Relatives” for this purpose include Executive’s spouse and any adult children, Executive’s parents, siblings, first cousins, and the parents and siblings of Executive’s spouse and Executive’s parents. The Company, in its sole discretion, may at any time modify or supplement its compliance policies and procedures.

8.6    Binding Effect and Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred, except that in the event of an asset sale or transfer, in no event would the liability be greater than the amount set forth in Section 5.4(b) regarding a termination of Executive without Cause. The duties and covenants of Executive under this Agreement, being personal, may not be delegated or assigned by Executive. Employer may assign this Agreement to any of its affiliates, parents, subsidiaries, or successors.

8.7    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by overnight delivery service, receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:    Jonathan Ilany
Chief Executive Officer
Tiptree Financial Inc.
780 Third Avenue, 21st Floor
New York, New York 10017

With a copy to:	General Counsel Tiptree Financial Inc. 780 Third Avenue21 st Floor New York, New York 10017

If to Executive:	To the address on file with the books and records of Employer

8.8    Entire Agreement; Amendments. This Agreement (and the documents referenced herein) and the Indemnification Agreement, dated as of the date hereof, between Tiptree and Executive, contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

8.9    Governing Law, Jurisdiction, and Mandatory Mediation. This Agreement will be governed by the laws of the State of New York without regard to conflict of laws principles, and Executive and Employer consent to personal jurisdiction in the state and federal courts of the State of New York in any proceeding concerning this Agreement. In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the parties in such action agree not to request, and hereby waive, any right to a trial by jury. Notwithstanding the foregoing, Executive and Employer agree that, prior to submitting a dispute under this Agreement to the courts, the parties shall submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York City, New York, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the State of New York. However, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of Employer or affect any other right of Employer, including the right to seek immediate injunctive relief under Article 8 of this Agreement.

8.10    Controlling Document. If any provision of any agreement, plan, program, policy, arrangement, or other written document between or relating to Employer and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

8.11    Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or to “Section” or “Sections” refer to the corresponding Article(s) or Section(s) of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

8.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

TIPTREE ASSET MANAGEMENT COMPANY, LLC

By:    /s/ Jonathan Ilany______
Name:    Jonathan Ilany
Title:    Chief Executive Officer

EXECUTIVE:

/s/ Julia Wyatt______
JULIA WYATT

Acknowledged and Agreed:

TIPTREE FINANCIAL INC.

By:    /s/ Jonathan Ilany______
Name:    Jonathan Ilany
Title:    Chief Executive Officer

TIPTREE OPERATING COMPANY, LLC

By:    /s/ Jonathan Ilany______
Name:    Jonathan Ilany
Title:    Chief Executive Officer